Exhibit 4.3

NETGEAR, INC.
Amended and Restated 2006 Long-Term Incentive Plan

(as of April 10, 2012)

NETGEAR, INC.
AMENDED AND RESTATED 2006 LONG-TERM INCENTIVE PLAN
SECTION 1. PURPOSE: The purpose of the NETGEAR, Inc. Long-Term Incentive Plan is to provide certain employees and consultants of NETGEAR, Inc. and its Affiliates (as hereinafter defined) and members of the Board (as hereinafter defined) with the opportunity to receive stock-based and other long-term incentive grants in order to attract and retain qualified individuals and to align their interests with those of stockholders.

SECTION 2. EFFECTIVE DATE: This Plan originally became effective as of April 14, 2006. This Plan was most recently amended and restated by the Board on April 10, 2012, subject to stockholder approval at the 2012 annual meeting of stockholders. Unless sooner terminated as provided herein, the Plan shall terminate ten years from April 14, 2006. After the Plan is terminated, no future Awards may be granted under the Plan, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions.

SECTION 3. DEFINITIONS: As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.

(a) “Affiliate” shall mean any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.
(b) “Award” shall mean a grant of an Option, SAR, Restricted Stock Award, Performance Award, or Other Stock Award pursuant to the Plan, which may, as determined by the Committee, be in lieu of other compensation owed to a Participant.
(c) “Award Agreement” shall mean an agreement, either in written or electronic format, in such form and with such terms and conditions as may be specified by the Committee, which evidences the terms and conditions of an Award.
(d) “Beneficiary” means the person or entity (including a trust or the estate of the Participant) designated by the Participant to succeed to any rights that he or she may have in Awards at the time of death. No such designation, or any revocation or change thereof, shall be effective unless made in writing by the Participant on a form provided by the Company and delivered to the Company prior to the Participant’s death. If, on the death of a Participant, there is no living person or entity in existence so designated, the term “Beneficiary” shall mean the legal representative of the Participant’s estate.
(e) “Board of Directors” or “Board” shall mean the board of directors of the Company.
(f) “Change in Control” means the happening of any of the following events:
(i) the merger or consolidation of the Company with any other corporation following which the holders of the Company’s common stock immediately prior thereto hold less than 60% of the outstanding common stock of the surviving or resulting entity;
(ii) the sale of all or substantially all of the assets of the Company to any person or entity other than a wholly-owned subsidiary;
(iii) any person or group of persons acting in concert, or any entity, becomes the beneficial owner, directly or indirectly, of more than 20% of the Company’s outstanding common stock, other than an acquisition of more than 20%, in one or more transactions, of the Company’s outstanding common stock by (a) a passive institutional investor where such investor is eligible pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) to, and does, file a report of ownership on Schedule 13G with the Securities and Exchange Commission, (b) a trustee or other fiduciary of an employee benefit plan maintained by the Company, or (c) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company;

(iv) those individuals who, as of the close of the most recent annual meeting of the Company’s stockholders, are members of the Board (the “Existing Directors”) cease for any reason to constitute more than 50% of the Board. For purposes of the foregoing, a new director will be considered an Existing Director if the election, or nomination for election by the Company’s stockholders, of such new director was approved by a vote of a majority of the Existing Directors. No individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened election contest subject to Rule 14a-11 under the Exchange Act or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board of Directors, including by reason of any agreement intended to avoid or settle any election proxy contest; or
(v) the stockholders of the Company adopt a plan of liquidation.
(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.
(h) “Committee” shall mean the Compensation Committee of the Board or such other committee of the Board of Directors, which shall consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code and “non-employee directors” within the meaning of Securities and Exchange Commission Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, or any such successor provision thereto.
(i) “Company” shall mean NETGEAR, Inc., a Delaware corporation.
(j) “Consultant” shall mean any person engaged by the Company or an Affiliate to render services to such entity as a consultant or advisor.
(k) “Disability” shall mean that a Participant is eligible for Social Security disability benefits or disability benefits under the Company’s long-term disability plan, based upon a determination by the Committee that the condition arose prior to termination of employment.
(l) “Eligible Director” shall mean a member of the Board who is not an officer or employee of the Company or any of its Affiliates.
(m) “Eligible Employee” shall mean an employee of the Company or any Affiliate.
(n) “Exercise Price” shall mean an amount, as determined by the Committee, at which an Option or SAR can be exercised by a Participant, which amount shall not be less than the Fair Market Value of a Share on the date such Award is granted, unless such Option or SAR is granted pursuant to an assumption or substitution of another option or stock appreciation right in a manner that satisfies the requirements of Section 424(a) of the Code.
(o) “Fair Market Value” shall mean, as of any date, the value of Shares as the Committee may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Shares are so listed on any established stock exchange or a national market system. If the Shares are not listed on any established stock exchange or a national market system, the value of the Shares will be determined by the Committee in good faith.
(p) “Full Value Equity Award” shall mean any Award which results in the issuance of Shares other than Options, Stock Appreciation Rights or other Awards which are based solely on an increase in value of the Shares following the date of grant.
(q) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(r) “Nonqualified Stock Option” shall mean an Option not intended to qualify as an Incentive Stock Option.
(s) “Option” shall mean the right to purchase a Share granted pursuant to Section 8, which may take the form of either an Incentive Stock Option or a Nonqualified Stock Option.
(t) “Other Stock Award” shall mean an Award of Shares or Awards that are valued in whole or in part, or that are otherwise based on, Shares, including but not limited to dividend equivalents or amounts which are equivalent to all or a portion of any federal, state, local, domestic, or foreign taxes relating to an Award, which may be payable in Shares, cash, other securities, or any other form of property as the Committee shall determine, subject to the terms and conditions set forth by the Committee and granted pursuant to Section 12.
(u) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(v) “Participant” shall mean an Eligible Employee, Consultant or Eligible Director selected by the Committee to receive Awards under the Plan.

(w) “Performance Awards” shall mean Awards of Performance Shares or Performance Units.
(x) “Performance Goal(s)” shall mean the level or levels of Performance Measures established by the Committee pursuant to Section 7.
(y) “Performance Measures” shall mean any of the following performance criteria, either alone or in any combination, which may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; and total stockholder return. Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures. The Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction; provided, however, that no such adjustment will be made if the effect of such adjustment would cause the Award to fail to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code.
(z) “Performance Period” shall mean a period of at least 12 months established by the Committee pursuant to Section 7 at the end of which one or more Performance Goals are to be measured.
(aa) “Performance Share” shall mean an Award denominated in Shares, which is earned during a specified period subject to the terms and conditions as determined by the Committee and granted pursuant to Section 11.
(bb) “Performance Unit” shall mean an Award denominated in units having a value in dollars or such other currency, as determined by the Committee, which is earned during a specified period subject to the terms and conditions as determined by the Committee and granted pursuant to Section 11.
(cc) “Plan” shall mean the NETGEAR, Inc. Long-Term Incentive Plan, as amended and restated from time to time.
(dd) “Restricted Stock” shall mean an Award of Shares, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 10.

(ee) “Restricted Stock Award” shall mean an Award consisting of Restricted Stock or Restricted Stock Units.
(ff) “Restricted Stock Unit” shall mean an Award consisting of a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share, payable in cash or Shares, and representing an unfunded and unsecured obligation of the Company, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 10.
(gg) “Retirement” shall mean termination of an Eligible Employee’s employment with the Company and its Affiliates for retirement purposes if such termination occurs (1) on or after his or her sixty-fifth birthday; or (2) on or after his or her fifty-fifth birthday with the written consent of the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer’s retirement, with the consent of the Committee. In the case of an Eligible Director, “Retirement” shall be determined by the Committee in its discretion. In no event shall termination of a Consultant’s services with the Company and Affiliates be treated as a Retirement under the Plan.
(hh) “Shares” shall mean shares of common stock, $0.001 par value, of the Company.
(ii) “Stock Appreciation Right” or “SAR” shall mean an Award, which represents the right to receive the difference between the Fair Market Value of a Share on the date of exercise and an Exercise Price, payable in cash or Shares, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 9.
(jj) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
SECTION 4. ADMINISTRATION:
(a) Subject to the express provisions of this Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to designate Participants, to determine the terms and conditions of Awards, and to make all other determinations deemed necessary or advisable for the administration of the Plan. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding. The Committee may delegate to one or more officers of the Company the authority, subject to the terms and conditions as the Committee shall determine, to grant Awards to Participants who are not members of the Board or officers within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended.
(b) The determination of any Award grants to Eligible Directors shall be made solely by the Eligible Directors and without the participation of any non-Eligible Directors or Eligible Employees. Awards granted to an Eligible Director shall generally be on par with Awards granted to all other comparable Eligible Directors.
(c) Notwithstanding anything to the contrary herein, any material amendment to the Plan shall require stockholder approval, which shall constitute the affirmative approval by a majority of shares present in person or by proxy and entitled to vote on the proposed material amendment. For the purposes of this Section 4(c), a “material amendment” would include (i) any material increase in the number of shares to be issued under the Plan (other than to reflect an event specified in Section 5(f)); (ii) any material increase in benefits to participants, including any material change to (a) permit a repricing (or decrease in exercise price) of outstanding options, (b) reduce the price at which shares or options to purchase shares may be offered, or (c) extend the duration of the Plan; (iii) any material expansion of the class of participants eligible to participate in the Plan; (iv) any expansion in the types of options or awards provided under the Plan and (v) the items set forth in Section 27 hereof.

SECTION 5. SHARES AVAILABLE FOR AWARDS:
(a) Subject to adjustment as provided in Section 5(f), the maximum number of Shares available for issuance under the Plan shall be 9,500,000.
(b) If any Shares are subject to an Award that is forfeited, is settled in cash, expires, or is otherwise settled without the issuance of the full number of Shares underlying the Awards, any such Shares covered by such Award shall again be available for issuance under the Plan. Any Shares that are tendered by the Participant or retained by the Company as full or partial payment to the Company for the purchase of an Award or to satisfy tax withholding obligations in connection with an Award shall not be available for Awards under the Plan. For purposes of clarification, with respect to SARs, all of the Shares covered by the Award (that is, Shares actually issued pursuant to a SAR, as well as the Shares that represent payment of the exercise price) shall cease to be available under the Plan.
(c) Unless otherwise determined by the Committee, Awards that are designed to operate in tandem with other Awards shall not be counted against the maximum number of Shares available under Section 5(a) in order to avoid double counting.
(d) Notwithstanding the foregoing, and, subject to adjustment provided in Section 5(f), the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate number of Shares stated in Section 5(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under Section 5(b).
(e) Any Shares issued under the Plan shall consist, in whole or in part, of authorized and unissued Shares, Shares purchased in the open market or otherwise, Shares in treasury, or any combination thereof, as the Committee or, as appropriate, the Board may determine.
(f) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or similar corporate transaction, as determined by the Committee, the Committee shall, in such manner as it may deem equitable and to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, adjust the number and type of Shares available for Awards under the Plan, the number and type of Shares subject to outstanding Awards, and the Exercise Price with respect to any Award; provided, however, that any fractional Share resulting from an adjustment pursuant to this Section 5(f) shall be rounded to the nearest whole number.
(g) Notwithstanding anything to the contrary herein, any Shares subject to Full Value Equity Awards will be counted against the numerical limits of this Section 5(a) as 1.58 Shares for every one Share subject thereto. Further, if Shares acquired pursuant to any such Full Value Equity Award are forfeited to the Company and would otherwise return to the Plan pursuant to Section 5(b), 1.58 times the number of Shares so forfeited will return to the Plan and will again become available for issuance.
SECTION 6. ELIGIBILITY: The Committee from time to time may designate which Eligible Employees, Eligible Directors and Consultants shall become Participants under the Plan; provided, however, that Incentive Stock Options may be granted only to employees of the Company or any Parent or Subsidiary of the Company.
SECTION 7. CODE SECTION 162(m) PROVISIONS:
(a) Notwithstanding any other provision of the Plan, if the Committee determines at the time an Award is made to a Participant that such Participant is or may be for the tax year in which the Company would claim a tax deduction in connection with the Award, a Covered Employee (as that term is defined in Section 162(m) of the Code), the Committee may provide, in writing, that this Section 7 is applicable to such Award under such terms and conditions as the Committee may specify.
(b) Notwithstanding any other provision of the Plan other than Section 5(f), if the Committee provides that this Section 7 is applicable to a particular Award, no Participant shall receive such an Award or Awards having an aggregate Option/SAR Value, Performance Share Value, and Performance Unit Value (as

hereinafter defined) of greater than $3,000,000 for any fiscal year of the Company, where: (i) the Option/SAR Value shall mean the Fair Market Value of the number of Shares underlying an Award of Options in any fiscal year of the Company or the Fair Market Value of a number of Shares equal to the number of SARs awarded in any fiscal year of the Company, with such Fair Market Value determined as of the date of grant of each Award, multiplied by 50%; (ii) the Performance Share Value shall mean the Fair Market Value, as of the date of grant of each such Award, of the maximum number of Shares that the Participant could receive from an Award of Performance Shares granted in the fiscal year; provided, however, that such number of Shares shall be divided by the number of full or partial fiscal years of the Company contained in the Performance Period of a particular Award, and provided further, that if any other Awards of Performance Shares are outstanding for such Participant for a given fiscal year, the Performance Share Value shall be increased for each such given fiscal year by the Fair Market Value of Shares that could be received by the Participant under all such other Awards calculated on the date each such Award was granted, divided, for each such Award, by the number of full or partial fiscal years of the Company contained in the Performance Period of each such outstanding Award; or (iii) the Performance Unit Value shall mean the maximum dollar value that the Participant could receive from an Award of Performance Units granted in the fiscal year, provided, however, that such amount shall be divided by the number of full or partial fiscal years of the Company contained in the Performance Period of a particular Award, and provided further, that if any other Awards of Performance Units are outstanding for such Participant for a given fiscal year, the Performance Unit Value shall be increased for each such given fiscal year by the amount that could be received by the Participant under all such other Awards, divided, for each such Award, by the number of full or partial fiscal years of the Company contained in the Performance Period of each such outstanding Award; provided, however, that the limitations set forth in this Section 7(b) shall be subject to adjustment under Section 5(f) of the Plan only to the extent that such adjustment does not affect the status of any Award intended under this Section 7 to qualify as “performance based compensation” under Section 162(m) of the Code. If an Option is granted in tandem with a SAR, such that exercise of the Option or SAR with respect to one Share cancels the tandem option or SAR, respectively, with respect to such Share, the tandem Option and SAR with respect to such Share shall be counted as covering only one Share for purposes of applying the limitation set forth in this Section 7(b).
(c) If an Award is subject to this Section 7, the grant of any Shares or cash shall be subject to the attainment of Performance Goals for the Performance Period. The Committee shall establish the Performance Goals within 90 days following the commencement of the applicable Performance Period, or such earlier time as prescribed by Section 162(m) of the Code or regulations thereunder, and a schedule detailing the total amount which may be available for payout based upon the relative level of attainment of the Performance Goals.
(d) The Committee may, in its discretion, reduce the amount of any Award subject to this Section 7 based on such criteria as it shall determine. However, the Committee may not increase the amounts payable pursuant to any Award subject to this Section 7 or waive the achievement of the applicable Performance Goals, except as the Committee may provide in a particular Award’s Award Agreement for certain events, including but not limited to death, disability, or a change in ownership or control of the Company.
(e) Prior to the payment of any Award subject to this Section 7, the Committee shall verify in writing as prescribed by Section 162(m) of the Code or the regulations thereunder that the applicable Performance Goals were achieved.
(f) The Committee shall have the authority to impose such other restrictions on Awards subject to this Section 7 as it may deem necessary or appropriate to ensure that such Awards meet the requirements for “performance based compensation” under Section 162(m) of the Code.

SECTION 8. OPTIONS: Subject to the terms and conditions of the Plan and this Section 8, the Committee may grant to Participants Options on such terms and conditions as the Committee may prescribe in such Option’s Award Agreement, including, but not limited to, the Exercise Price; vesting schedule; term of the Option; method of payment of the Exercise Price; treatment upon termination of employment or service of the Participant; and other terms and conditions that the Committee may deem appropriate:
(a) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonqualified Stock Options. For purposes of this Section 8(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
(b) The Committee will determine the term of each Option in its sole discretion. Any Option granted under the Plan will not be exercisable after the expiration of ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(c) The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Committee, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Eligible Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 8(c), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(d) At the time an Option is granted, the Committee will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(e) The Committee will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by applicable laws.
SECTION 9. STOCK APPRECIATION RIGHT: Subject to the terms and conditions of the Plan and this Section 9, the Committee may grant to Participants SARs on such terms and conditions as the Committee may prescribe in such SAR’s Award Agreement, including, but not limited to, the Exercise Price; vesting schedule; term of the SAR; form of payment; treatment upon termination of employment or service of the Participant; and other terms and conditions that the Committee may deem appropriate:
(a) The Committee, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.
(b) Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, will determine.
(c) A SAR granted under the Plan will expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, any SARs granted under the Plan will not be exercisable after the expiration of ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(d) Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SARs exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
SECTION 10. RESTRICTED STOCK AWARD: Subject to the terms and conditions of the Plan, the Committee may grant to Participants Restricted Stock Awards on such terms and conditions as the Committee may prescribe in such Restricted Stock Award’s Award Agreement, including, but not limited to, the vesting schedule; purchase price, if any; deferrals allowed or required; treatment upon termination of employment or service of the Participant; and other terms and conditions that the Committee may deem appropriate. Notwithstanding the foregoing, except as set forth in Sections 14 and 16 hereof, the period over which any Restricted Stock Award may fully vest will be no less than three (3) years.
SECTION 11. PERFORMANCE AWARDS: Subject to the terms and conditions of the Plan, the Committee may grant to Participants Performance Awards on such terms and conditions as the Committee may prescribe in such Performance Award’s Award Agreement, including, but not limited to, the performance period (which will be no less than 12 months); performance criteria; treatment upon termination of employment or service of the Participant; and other terms and conditions that the Committee may deem appropriate.
SECTION 12. OTHER STOCK AWARDS: Subject to the terms and conditions of the Plan, the Committee may grant to Participants Other Stock Awards on such terms and conditions as the Committee may prescribe in such Other Stock Award’s Award Agreement, including, but not limited to, the vesting schedule, if any; purchase price, if any; deferrals allowed or required; treatment upon termination of employment or service of the Participant; and other terms and conditions that the Committee may deem appropriate.
SECTION 13. PROHIBITION ON REPRICING: The Committee shall not reduce the Exercise Price of any outstanding Option or SAR, whether through amendment, cancellation, replacement, or any other means, without the approval of stockholders. This Section 13 shall not be construed to apply: (i) to the Options or SARs granted pursuant to an assumption or substitution of another option in a manner that satisfies the requirements of Section 424(a) of the Code; or (ii) to an adjustment made pursuant to Section 5(f) of the Plan.
SECTION 14. TERMINATION OF EMPLOYMENT: Unless determined otherwise by the Committee with respect to any Award granted under the Plan, the following rules shall apply to Awards following a Participant’s termination of employment with the Company and its Affiliates (or termination of services, in the case of a Consultant):
(a) All unvested Awards shall be forfeited on the date of a Participant’s termination of employment for reasons other than Retirement, Disability or death.
(b) Upon a Participant’s termination of employment by reason of Retirement, Disability or death, all unvested Options, SARs, Restricted Stock Awards and Other Stock Awards shall become fully vested and any Performance Shares or Performance Units shall be payable to the extent determined by the Committee.
(c) Upon termination of employment by reason of Retirement or Disability, Options shall be exercisable until not later than the earlier of three years after the termination date or expiration of their term. Upon the death of a Participant while employed by the Company or an Affiliate or after terminating by reason of Retirement or Disability, Options shall be exercisable by the Participant’s Beneficiary not later than the earliest of one year after the date of death, three years after the date of termination due to Retirement or Disability, or the expiration of their term. All SARs that become vested on termination of employment by reason of Retirement, Disability or death shall be exercisable as determined by the Committee, which determination may provide for an automatic exercise date.

(d) Upon termination for any reason other than Retirement, Disability or death, any Options vested prior to such termination may be exercised during the three-month period (or such other period as may be set by the Committee) commencing on the termination date, but not later than the expiration of their term. If a Participant dies during such post-employment period, such Participant’s Beneficiary may exercise the Options (to the extent they were vested and exercisable on the date of employment termination), but not later than the earlier of one year after the date of death or the expiration of their term.
SECTION 15. WITHHOLDING: The Committee may make such provisions and take such steps as it may deem necessary and appropriate for the withholding of any taxes that the Company is required by law or regulation of any governmental authority, whether federal, state, local, domestic, or foreign, to withhold in connection with the grant, exercise, payment, or removal of restrictions of an Award, including, but not limited to, requiring the Participant to remit to the Company an amount sufficient to satisfy such withholding requirements in cash or Shares or withholding cash or Shares due or to become due with respect to the Award at issue.
SECTION 16. CHANGE IN CONTROL: In the event of a Change in Control, all Awards shall vest and the value of each Participant’s Performance Units and Performance Shares shall immediately be paid in cash or shares to the Participant in accordance with the relevant Award Agreement. SARs that become vested upon a Change in Control shall be exercisable as determined by the Committee, which determination may provide for an automatic exercise date. The surviving entity in the event of a Change in Control may assume such fully vested Awards without the consent of Participants.
SECTION 17. POSTPONEMENT OF ISSUANCE AND DELIVERY: The issuance and delivery of any Shares under this Plan may be postponed by the Company for such period as may be required to comply with any applicable requirements under any applicable listing requirement of any national securities exchange or any law or regulation applicable to the issuance and delivery of Shares, and the Company shall not be obligated to issue or deliver any Shares if the issuance or delivery of such Shares shall constitute a violation of any provision of any law or regulation of any governmental authority or any national securities exchange.
SECTION 18. NO RIGHT TO AWARDS: No employee or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniform treatment of employees, Consultants or Directors under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.
SECTION 19. NO RIGHT TO EMPLOYMENT OR DIRECTORSHIP: The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or as a Consultant of the Company or an Affiliate or any right to remain as a member of the Board, as the case may be. The Company may at any time terminate an employee’s employment or a Consultant’s provision of services free from any liability or any claim under the Plan, unless otherwise provided in the Plan or an Award Agreement.
SECTION 20. NO RIGHTS AS A STOCKHOLDER: A Participant shall have no rights as a stockholder with respect to any Shares covered by an Award until the date of the issuance and delivery of such Shares.
SECTION 21. SEVERABILITY: If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or such Award shall remain in full force and effect.
SECTION 22. NO TRUST OR FUND CREATED: Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any

Affiliate and a Participant or any other person. To the extent any person acquires a right to receive payments from the Company or an Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
SECTION 23. HEADINGS: Headings are given to the Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provisions thereof.
SECTION 24. NONASSIGNABILITY: Unless otherwise determined by the Committee, no Participant or Beneficiary may sell, assign, transfer, discount, or pledge as collateral for a loan, or otherwise anticipate any right to payment under the Plan other than by will or by the applicable laws of descent and distribution. Under such procedures as the Committee may establish, Awards may be transferred by gift to members of a Participant’s immediate family (i.e., children, grandchildren and spouse) or to one or more trusts for their benefit or to partnerships in which such family members and the Participant are the only partners, provided that (i) any agreement governing such Award expressly so permits or is amended to so permit, (ii) the Participant does not receive any consideration for such transfer, and (iii) the Participant provides such documentation or information concerning any such transfer or transferee as the Committee may reasonably request. Any transferred Awards shall be subject to the same terms and conditions that applied immediately prior to their transfer. In no event shall such transfer rights apply to any Incentive Stock Option.
SECTION 25. INDEMNIFICATION: In addition to such other rights of indemnification as members of the Board or the Committee or officers or employees of the Company or an Affiliate to whom authority to act for the Board or Committee is delegated may have, such individuals shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal thereof, to which any such individual may be a party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder and against all amounts paid by such individual in a settlement thereof that is approved by the Company’s legal counsel or paid in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged that such person is liable for gross negligence, bad faith, or intentional misconduct; provided, however, that any such individual shall give the Company an opportunity, at its own expense, to defend the same before such individual undertakes to defend such action, suit, or proceeding.
SECTION 26. FOREIGN JURISDICTIONS: The Committee may adopt, amend, or terminate arrangements, not inconsistent with the intent of the Plan, to make available tax or other benefits under the laws of any foreign jurisdiction to Participants subject to such laws or to conform with the laws and regulations of any such foreign jurisdiction.
SECTION 27. TERMINATION AND AMENDMENT: Subject to the approval of the Board, where required, the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no action shall be taken by the Board or the Committee without the approval of stockholders that would:
(a) Increase the maximum number of Shares that may be issued under the Plan, except as provided in Section 5(f);
(b) Increase the limits applicable to Awards under the plan, except as provided in Sections 5(f) and 7(b);
(c) Allow for an Exercise Price below the Fair Market Value of Shares on the date of grant of an Option or SAR, except as provided in Section 3(n);
(d) Amend Section 13 to permit the repricing of outstanding Options or SARs; or
(e) Require approval of the Company’s stockholders under any applicable law, regulation, or rule.
Notwithstanding the foregoing, no termination or amendment of the Plan may, without the consent of the applicable Participant, terminate or adversely affect any material right or obligation under an Award previously granted under the Plan; provided, however, that the Committee may alter, amend, suspend, or terminate the Plan or an Award in whole or in part, without the consent of the Participant, to the extent necessary to conform the provisions of the Plan or an Award with Section 409A of the Code or regulations thereunder regardless of whether such alteration, amendment, suspension, or termination adversely affects the rights or obligations under the Award.
SECTION 28. APPLICABLE LAW: This Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflict of laws.
SECTION 29. NO GUARANTEE OF FAVORABLE TAX TREATMENT: Although the Committee intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or foreign law. The Company shall not be liable to any Participant for any tax the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.